UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________

FORM 1-K

ANNUAL FINANCIAL REPORT PURSUANT TO REGULATION A
_________________________________

For the Fiscal Year Ended December 31, 2019

Belpointe REIT, Inc.
(Exact name of issuer as specified in its charter)

Commission File Number: 024-10923

Maryland	83-1314648
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

125 Greenwich Avenue, 3rd Floor Greenwich, Connecticut 06830
(Full mailing address of principal executive offices)

(203) 622-6000
(Issuer’s telephone number, including area code)

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

Forward-Looking Statements

This annual report on Form 1-K (this “Annual Report”) contains forward-looking statements about our business, operations and financial performance, including statements about our plans, strategies and objectives. Our use of words like “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will” and similar expressions or statements regarding future periods or events are intended to identify forward-looking statements. These statements address our plans, strategies and objectives for future operations, including in relation to future growth and availability of funds, and are based on current expectations which involve numerous risks, uncertainties and assumptions. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could prove to be inaccurate and, therefore, there can be no assurance that these statements will themselves prove accurate and our actual results, performance and achievements may materially differ from those expressed or implied by these statements as a result of numerous factors, including, without limitation, those discussed under the headings “Risk Factors” in our offering circular dated March 20, 2020, as the same may be amended or supplemented from time to time, a copy of which may be accessed here, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Annual Report. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our plans, strategies and objectives, which we consider to be reasonable, will be achieved.

Part II.

Item 1. Business

The Company

In this Annual Report, unless context otherwise requires, references to “we,” “us,” “our” or the “Company” refer to Belpointe REIT, Inc., a Maryland corporation, Belpointe REIT OP, LP, a Delaware limited partnership (our “Operating Partnership”), and our Operating Partnership’s subsidiaries, taken together.

We were formed on June 19, 2018 to originate, invest in and manage a diversified portfolio of commercial real estate properties. We will initially focus on identifying, acquiring, developing or redeveloping and managing commercial real estate located within qualified opportunity zones. At least 90% of our assets will initially consist of qualified opportunity zone property, which will enable us to be classified as a qualified opportunity fund. We are the sole general partner of our Operating Partnership. All of our assets are held by, and all of our operations are conducted through our Operating Partnership, either directly or through its subsidiaries.

We intend to operate in such a manner as to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. Among other requirements, REITs must distribute at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain) to stockholders. We intend to qualify as a REIT for U.S. federal income tax purposes on such date as determined by our board of directors (“Board”), taking into consideration factors such as the timing of our ability to generate cash flows, our ability to satisfy the various requirements applicable to REITs and our ability to maintain our status as a qualified opportunity fund. See “Note 2 – Summary of Significant Accounting Policies – Income Taxes” in our consolidated financial statements included elsewhere in this Annual Report for additional details regarding REIT taxation.

On February 11, 2019, we qualified with the Securities and Exchange Commission (the “SEC”) an offering of up to $50,000,000 in shares of our common stock (together with any subsequent offerings, the “Offering”), for an initial price of $100 per share, and accepted gross offering proceeds of approximately $40,631,000 from the period of May 16, 2019, the date aggregate subscription proceeds exceeded the minimum Offering amount of $2,000,000, through December 31, 2019. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Our Offering” for additional details regarding our Offering, and “Business—Recent Developments” for details regarding our Offering since December 31, 2019.

Our Manager

We are externally managed by Belpointe REIT Manager, LLC (our “Manager”). Pursuant to the terms of a management agreement (the “Management Agreement”) between the Company, our Operating Partnership and our Manager, we have delegated to our Manager the authority to implement our investment strategy, subject to oversight by our Board. Our Manager manages our day-to-day operations. A team of real estate professionals, acting through our Manager, makes all decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations in our operating agreement. Our Manager also provides asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our invested capital.

Our Manager is an affiliate of our sponsor, Belpointe, LLC (our “Sponsor”). Pursuant to a support agreement (the “Support Agreement”) between our Manager and our Sponsor, our Sponsor provides our Manager with the personnel, services and resources necessary for our Manager to perform its obligations and responsibilities under the Management Agreement. Each of our executive officers is an employee or officer of our Sponsor. To the extent that we acquire more investments, we anticipate that the number of our Sponsor’s employees who devote time to our matters will increase.

1

Investment Strategy

We intend to concentrate our early operations on the identification, acquisition and development or redevelopment of properties located within “qualified opportunity zones.” At least 90% of our assets will initially consist of qualified opportunity zone properties, which will enable us to be classified as a “qualified opportunity fund.” Because we will be a qualified opportunity fund, certain investors in our company will be eligible for favorable capital gains tax treatment on their investments. Our initial investments are expected to consist of properties for the construction and/or renovation of multifamily, student housing, senior living, healthcare, industrial, self-storage, hospitality, mixed-use, data center and solar projects located throughout the United States (collectively, the “qualified opportunity zone investments”) located throughout the United States and its territories. We anticipate our future operations will include the acquisition and development or redevelopment of a wide range of commercial properties located throughout the United States, as well as the acquisition of real estate-related assets, including debt and equity securities issued by other real estate companies, with the goal of increasing distributions and/or capital appreciation. We cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. The Company may, at any time and without stockholder approval, cease to be a qualified opportunity fund and acquire assets that do not qualify as qualified opportunity zone investments.

Investment Objectives

Our primary investment objectives are:

•	to preserve, protect and return invested capital;
•	to pay attractive and consistent cash distributions;
•	to grow net cash from operations so that an increasing amount of cash flow is available for distributions to stockholders over the long term; and
•	to realize growth in the value of our investments.

Competition

We face competition from various entities for investment opportunities in properties, including other REITs, qualified opportunity funds, pension funds, insurance companies, investment funds and companies, partnerships and developers. In addition to third-party competitors, other programs sponsored by our Manager and its affiliates, especially those with investment strategies that may be similar to ours, may compete with us for investment opportunities. Many of these entities have greater access to capital to acquire properties than we have. We also face significant competition in leasing available properties to prospective tenants and in re-leasing space to existing tenants.

Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell, thereby increasing the price that we may be required to pay for qualified properties. The lack of available debt on reasonable terms or at all could result in further reduction of suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources that we do. Additional real estate funds, vehicles and REITs with similar investment objectives to ours may be formed in the future by other unrelated parties. This competition may cause us to acquire properties and other investments at higher prices or by using less-than-ideal capital structures, in which case our returns could be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.

In the face of this competition, we believe that we will benefit from our Manager’s affiliation with our Sponsor given our Sponsor’s strong track record and extensive experience and capabilities as a fund manager. These competitive advantages include:

•	Our Sponsor’s experience and reputation as a seasoned real estate investment manager, which historically has given it access to a large investment pipeline similar to our targeted assets and the key market data we use to underwrite and manage portfolio assets;
•	Our Sponsor’s relationships with financial institutions and other lenders that originate and distribute commercial real estate debt and other real estate-related products and that finance the types of assets we intend to acquire;
•	Our Sponsor’s acquisition experience, which includes seeking, underwriting and evaluating real estate deals in multifamily and mixed-use properties in various locations throughout the United States and in a variety of market conditions; and
•	Our Sponsor’s asset management experience, which includes actively monitoring each investment through critical property management, leasing, renovation and disposition activities.

Employees

We have no employees and do not expect to have any employees in the foreseeable future. Our operations are conducted by our Manager.

2

Legal Proceedings

As of December 31, 2019, we were not involved in any legal proceedings. From time to time, we may become involved in various lawsuits, claims and other legal proceedings arising in the ordinary course of our business.

Risk Factors

An investment in our common stock involves substantial risks. You should carefully consider the following material risks in addition to the risks discussed under the heading “Risk Factors” in our offering circular dated March 20, 2020, as the same may be amended or supplemented from time to time, a copy of which may be accessed here, together with all of the other information contained in this Annual Report including the consolidated financial statements and the related notes. The risks and uncertainties discussed below and in our offering circular are not the only ones we face but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.” As used herein, the term “you” refers to our current stockholders or potential investors in our common stock, as applicable.

Risks Related to the COVID-19 Pandemic

Our success is dependent on general market and economic conditions.

Our activities and investments may be adversely affected by changes in market, economic, political or regulatory conditions, such as interest rates, availability of credit, credit defaults, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation of us or of our investments), and national and international political, environmental and socioeconomic circumstances (including disease outbreaks, wars, terrorist acts or security operations), as well as by numerous other factors outside the control of our Manager. These factors may impair our profitability or result in losses. In addition, general fluctuations in real estate market prices and interest rates may affect our investment opportunities and the value of our investments. These factors are outside of our control.

The outbreak of COVID-19, first identified in Wuhan, China in December 2019, has spread globally. Government efforts to contain the spread of the virus through lockdowns of cities, business closures, restrictions on travel and emergency quarantines, among others, and responses by businesses and individuals to reduce the risk of exposure to infection, including reduced travel, cancellation of meetings and events, and implementation of work-at-home policies, among others, have caused significant disruptions to the global economy and normal business operations across a growing list of sectors and countries. The foregoing events are likely to adversely affect business confidence, and have been, and may continue to be, accompanied by significant volatility in financial and commodity markets. The spread of COVID-19 also may have broader macro-economic implications, including reduced levels of economic growth and possibly a global recession, the effects of which could be felt well beyond the time the spread of infection is contained. Our financial condition may also be adversely affected by economic downturn, related to COVID-19 or otherwise.

A recession, slowdown or sustained downturn in the U.S. or global economy (or any particular segment thereof) or weakening of credit markets could adversely affect the value of our assets and our profitability, impede our ability to perform under or refinance our existing obligations, and impair our ability to effectively deploy our capital or effectively exit or realize upon investments on favorable terms. Moreover, we may be subject to legal, regulatory, reputational and other unforeseen risks that could have a material adverse effect on our business and operations. Any of the foregoing events could result in substantial or total losses to us in respect of certain investments, which losses may be exacerbated by our use of leverage.

The recent outbreak of COVID-19 presents material uncertainty and risk with respect to our future prospects, performance and financial results.

The World Health Organization declared the recent outbreak of COVID-19 a global pandemic on March 11, 2020, leading certain governmental authorities in the United States to require, among other things, nonessential businesses to cease physical operations and individuals to shelter in place. Such actions are creating disruption in the economy and supply chains and adversely effecting a number of industries, including retail, transportation, hospitality, office, multi-family, senior housing and entertainment. Sustained shutdowns and shelter in place orders, additional spreading of COVID-19 in the United States or additional actions by governmental authorities to curtail the spread of COVID-19, are likely to have a material adverse effect on economic and market conditions, and could significantly disrupt our operations, adversely effect our ability to lease our properties to prospective tenants, re-lease properties to existing tenants, collect rents, enforce the terms of our leases, or develop, redevelop and maintain our existing properties or properties that we may acquire in the future. For example, many counties have closed their offices and courthouses in response to COVID-19, which may limit our ability to obtain necessary licenses for development, redevelopment and maintenance of our existing properties or properties that we may acquire in the future. Additionally, certain municipalities have considered or instituted moratoriums on rent payments and moratoriums on tenant evictions in connection with the COVID-19 outbreak. If such programs, or similar measures, are instituted in jurisdictions in which we have or may in the future acquire properties, they could cause significant disruption in our collection of rents for an undetermined period of time, and could leave us without adequate recourse in response to tenant defaults.

3

Given the evolving nature of the COVID-19 outbreak, the extent to which it may impact our operations will depend on future developments, which remain highly uncertain at this time. What is certain, however, is that COVID-19 presents material uncertainty and risk with respect to our future prospects, performance and financial results.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements and related notes thereto included elsewhere in this Annual Report. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those in this discussion as a result of various factors, including but not limited to those factors discussed under the heading “Risk Factors” in our offering circular dated March 20, 2020, as the same may be amended or supplemented from time to time, a copy of which may be accessed here.

Our Offering

On February 11, 2019, we qualified with the SEC an Offering of up to $50,000,000 in shares of our common stock, for an initial price of $100 per share, an amount that was arbitrarily determined by our Manager. From the period of May 16, 2019, the date aggregate subscription proceeds exceeded the minimum Offering amount of $2,000,000, through December 31, 2019 we accepted gross Offering proceeds of approximately $40,631,000.

We expect to continue to offer shares of our common stock on a “best efforts maximum” basis until we raise the rolling 12-month maximum offering amount under Regulation A. Under Regulation A, we are only allowed to raise up to $50,000,000 in any 12-month period (although we may raise capital in other ways). We intend effectively to conduct a continuous offering of the maximum number of shares of our common stock that we are permitted to sell pursuant to Regulation A over an unlimited time period by filing a new offering statements prior to the end of the three-year period described in Rule 251(d)(3) of Regulation A. We reserve the right extend our Offering term to the extent permissible under applicable law or terminate it at any time.

The per share purchase price of our Offering will be adjusted every fiscal quarter as of January 1st, April 1st, July 1st and October 1st of each year (or as soon as commercially reasonable and announced by us thereafter) and will equal our net asset value (“NAV”), divided by the number of shares of our common stock outstanding as of the end of the prior fiscal quarter on a fully diluted basis (NAV per share). See “Business—Recent Developments” for details regarding our NAV following per share December 31, 2019.

Our OTCQX Quotation

On November 26, 2019, our common stock was approved for quotation on the OTCQX under the ticker symbol “BELP.” The OTCQX is the top tier of the three market tiers that comprise OTC Link ATS, an alternative trading system and electronic inter-dealer quotation system that displays quotes, last sale prices and volume information in exchange-listed securities, for over-the-counter equity securities, foreign equity securities and certain corporate debt securities.

Our Investments

On November 8, 2019, we completed the acquisition of a 5.3-acre site, consisting of an 808-space parking garage and a 250,000 square foot two story former shopping mall located in Sarasota, Florida (the “Sarasota Property”), for a purchase price of approximately $20,701,000, inclusive of transaction costs. A portion of the purchase price was funded with a $12,000,000 secured loan from First Florida Integrity Bank.

The Sarasota Property will be redeveloped into a 418-apartment home community consisting of one-bedroom, two-bedroom and three-bedroom apartments, with approximately 50,000 square feet of retail space located on the first two levels. We anticipate that Sarasota Property will consist of two high-rise buildings with 7-stories in the front and 10-stories in the rear, each building will have a clubroom, fitness center, center courtyards with swimming pools and rooftop terraces as well as a leasing office. The Sarasota Property is located in downtown Sarasota, less than one mile from Route 41 and five miles from Interstate 75, with shopping, dining and arts all within walking distance. There is an existing 808-space parking garage included as part of the Sarasota Property, to which we anticipate adding an additional 125 plus surface spaces and on-street spaces. See “Note 4 – Real Estate, Net” in our consolidated financial statements included elsewhere in this Annual Report for additional details regarding our acquisition of the Sarasota Property.

Redemption Plan

We have adopted a stockholder redemption plan whereby, on a quarterly basis, subject to certain restrictions and limitations, our stockholders may have their shares of common stock redeemed. For additional details regarding our redemption plan see the heading “Stockholder Redemption Plan” in our offering circular dated March 20, 2020, as the same may be amended or supplemented from time to time, a copy of which may be accessed here.

Our Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time, including to protect our operations and our remaining stockholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT, following any material decrease in our NAV, or for any other reason.

4

As of December 31, 2019, no shares of common stock have been submitted for redemption.

Results of Operations

Revenue

We commenced operations on May 16, 2019. For the year ended December 31, 2019, revenue totaled approximately $70,000, primarily from the lease revenues and parking garage income related to our Sarasota Property. See “Note 4 – Real Estate, Net” in our consolidated financial statements included elsewhere in this Annual Report for additional details regarding our acquisition of the Sarasota Property.

Property Expenses

For the year ended December 31, 2019, property expenses were approximately $179,000 and consisted primarily of asset management fees paid to our Manager of approximately $73,000. The remaining $106,000 related to various operating expenses incurred in relation to our acquisition of the Sarasota Property. See “Note 4 – Real Estate, Net” in our consolidated financial statements included elsewhere in this Annual Report for additional details regarding our acquisition of the Sarasota Property.

General and Administrative

For the year ended December 31, 2019, general and administrative expenses totaled approximately $277,000 and was primarily comprised of employee cost sharing expenses (pursuant to the Management Agreement with our Manager), professional fees and organization expenses of approximately $130,000, $54,000 and $75,000, respectively. Our professional fees are primarily comprised of accounting and legal fees incurred in conjunction with our Offering and public filings.

Abandoned Pursuit Expense

For the year ended December 31, 2019, abandoned pursuit expense totaled approximately $68,000 and was primarily related to one acquisition which is no longer deemed probable.

Depreciation Expense

For the year ended December 31, 2019, depreciation expense totaled approximately $58,000 and was related to depreciation incurred on the parking garage which has an estimated useful life of 30 years.

Interest Expense

For the year ended December 31, 2019, interest expense totaled approximately $32,000 and was related to our acquisition of the Sarasota Property, which we partially financed with a $12,000,000 non-recourse mortgage loan with a fixed annual interest rate of 4.75% and term to maturity of 18 months. See “Note 4 – Real Estate, Net” in our consolidated financial statements included elsewhere in this Annual Report for additional details regarding our acquisition of the Sarasota Property.

Cash Flows

For the year ended December 31, 2019, we have financed our operations primarily through the issuance of our common stock and have raised total gross Offering proceeds of $40,620,612 (excluding $10,000 received in a private placement to our Sponsor).

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. We will initially obtain the capital resources required to identify, acquire, develop or redevelop and manage a diversified portfolio of commercial real estate properties and real estate related assets primarily from the net proceeds of our Offering, and any future Offerings that we may conduct, secured or unsecured financings from banks and other lenders and undistributed cash flow from operations.

Our Manager and its affiliates, including our Sponsor, have funded our capital resources on a short-term basis by advancing us substantially all of our organization, operation and Offering expenses pursuant to the terms of our Management Agreement and the Support Agreement. We expect our Manager and its affiliates, including our Sponsor, to continue to fund our short-term capital resource needs through advancement of reimbursable expenses until such time as we have sufficient funds to pay such costs and expenses. For the year ended December 31, 2019, we incurred $172,403 in reimbursable organization expenses to our Sponsor and Manager.

We are dependent on the net proceeds from our Offering to conduct our operations. Having only completed a portion of our ongoing Offering, we may face challenges related to ensuring that we have adequate capital resources on a long-term basis. If we are unable to raise additional funds from our Offering, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific investments we acquire. Further, we have certain direct and indirect operating expenses. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of available capital resources, reducing our capacity to generate income and limiting our ability to make distributions.

We may employ leverage in order to provide more capital to fund our investment activities. We believe that careful use of conservatively structured leverage will help us to achieve our diversification goals and potentially enhance our investment returns. Our

5

targeted aggregate property-level leverage, excluding any debt at the Company level or on assets under development or redevelopment, after we have acquired a substantial portfolio of stabilized investments, is between 50-70% of the greater of the cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. As we are acquiring, developing and redeveloping our investments, we may employ greater leverage on individual assets. An example of property-level leverage is a mortgage loan secured by an individual property or portfolio of properties incurred or assumed in connection with our acquisition of such property or portfolio of properties. An example of debt at the Company level is a line of credit obtained by us or our Operating Partnership. As of December 31, 2019, we had one secured loan outstanding in the amount of $12,000,000.

Trend Information

The recent outbreak of COVID-19 and efforts by governmental and other authorities to contain the spread of the virus through lockdowns of cities, business closures, restrictions on travel and emergency quarantines, among others, and responses by businesses and individuals to reduce the risk of exposure to infection, including reduced travel, cancellation of meetings and events, and implementation of work-at-home policies, among others, have resulted in significant disruptions to global economic and market conditions and triggered a period of global economic slowdown.

The COVID-19 outbreak presents material uncertainty and risk with respect to the Company’s future performance and future financial results, such as the potential to negatively impact occupancy at our properties, our financing arrangements, our costs of operations, the value of our investments and laws, regulations and governmental and regulatory policies applicable to the Company. Given the evolving nature of the COVID-19 outbreak, the extent to which it may impact our future performance and future financial results will depend on future developments, which remain highly uncertain at this time and as a result we are unable to estimate the impact that the COVID-19 outbreak may have on our future financial results at this time. Management continuously reviews our investment and financing strategies to optimize our portfolio and reduce our risk in the face of the rapid development and fluidity of this situation.

Off-Balance Sheet Arrangements

The table below summarizes our debt and off-balance sheet arrangements as of December 31, 2019.

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Debt - Principal	$12,000,000	$—	$12,000,000	$—	$—
Operating lease commitments (1)	1,000,167	137,200	862,967	—	—
Interest on borrowings	769,500	579,500	190,000	—	—
	$13,769,667	$716,700	$13,052,967	$—	$—

(1)	See “Note 4 – Real Estate, Net” in our consolidated financial statements included elsewhere in this Annual Report for additional details regarding our operating lease commitments.

Recent Developments

Our Offering

From the period of January 1, 2020 through April 24, 2020 we accepted gross Offering proceeds of $4,348,900. We expect to continue to offer shares of our common stock until we raise the rolling 12-month maximum offering amount under Regulation A.

Our NAV per Share

On March 31, 2020, our Board approved our Manager’s determination of our NAV at $100.00 per share of common stock. Our Manager determined our NAV based on the estimated value of each of our commercial real estate assets and investments and our cash and cash equivalents available for investment and operations.

The minimum investment amount for initial purchases of shares of our common stock is 100 shares, or $10,000 based on our NAV as of March 31, 2020, provided that our Manager has the discretion to accept smaller investments.

New Investments

On March 20, 2020, the Company originated a $2,480,964 preferred equity investment in a property owned by a consortium of investors located in the University of Connecticut’s main campus in Mansfield, Connecticut. The Company anticipates partnering with a codeveloper to develop the property into approximately 260 student housing units commencing in 2021.

See “Note 10 – Subsequent Events” in our consolidated financial statements included elsewhere in this Annual Report for additional details regarding certain events that have occurred since December 31, 2019.

6

Item 3. Directors and Officers

Executive Officers and Directors

We operate under the direction of our Board, the members of which are accountable to us and our stockholders as fiduciaries. Our Board has retained our Manager, pursuant to the terms of the Management Agreement, to direct the management of our business and affairs, manage our day-to-day affairs, and implement our investment strategy, subject to our Board’s supervision.

Pursuant to the terms of the Management Agreement, our Manager is required to provide us with a portion of our management team, including our Chief Executive Officer, along with appropriate support personnel. Pursuant the terms of the Sponsor Agreement, our Sponsor provides our Manager with the personnel, services and resources necessary for our Manager to perform its obligations and responsibilities under the Management Agreement. Each of our executive officers is an employee or officer of our Sponsor. Our Manager, and the employees and officers of our Sponsor are only required to devote such time to our business and affairs is necessary and appropriate commensurate with the level of our activity.

Our Manager performs its duties and responsibilities pursuant to the Management Agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our stockholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

As of the date of this annual report, the executive officers of the Company and their positions and offices are as follows:

Name	Age	Position Held
Brandon E. Lacoff	45	Chairman of the Board, Chief Executive Officer and President
Martin Lacoff	72	Vice Chairman of the Board, Chief Strategic Officer and Principal Financial Officer
Dean Drulias	72	Director
Shawn Orser	45	Director
Ronald Young Jr.	45	Director

The address of each executive officer and director listed is 125 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830. Set forth below is biographical information with respect to our directors.

Brandon Lacoff, Esq.

Brandon E. Lacoff has been our Chairman of the Board, Chief Executive Officer and President since our founding in June 2018. Mr. Lacoff is the founder of Belpointe, a private equity investment firm, and has been Belpointe’s Chief Executive Officer since its founding in 2011. From 2004 to 2011, Mr. Lacoff was a Managing Director and the co-founder of Belray Capital, a Greenwich, Connecticut based real estate and investment firm, which was acquired by Belpointe in 2011. Belpointe is known for such developments as its luxury residential developments in Greenwich (Beacon Hill of Greenwich) to its class A apartments in Norwalk, Connecticut (The Waypointe District) and Stamford, Connecticut (Baypointe). Belpointe owns several operating businesses throughout the region, including Belpointe Asset Management LLC, a financial asset management firm that manages over $1 billion in tradable securities. Mr. Lacoff and his executive team bring financial strength, operational expertise and investing discipline to its portfolio of investments. Mr. Lacoff currently serves as the Chairman of the Board of Directors for Belpointe Multifamily Development Fund I, LP, a real estate private equity fund. Mr. Lacoff holds a Juris Doctor degree and a Master’s of Business Administration from Hofstra University and a Bachelor’s degree in Finance from Syracuse University. Mr. Lacoff was selected as a director because of his ability to lead our company and his detailed knowledge of our strategic opportunities, challenges, competition, financial position and business.

Martin Lacoff

Martin Lacoff has been our Vice Chairman of the Board and Chief Strategic Officer since our founding in June 2018 and Principal Financial Officer since April 2020. Mr. Lacoff is an entrepreneur with over 46 years’ experience in successfully starting, developing and operating businesses within the securities, real estate, and natural resources industries. His considerable professional experience include: former Vice-Chairman and Co-Founder of Walker Energy Partners, one of first publicly traded Master Limited Partnership (MLP) that he brought public; and former Chairman, Founder and General Securities Principal of LaClare Securities, Inc., a NASD broker dealer. Mr. Lacoff was also formerly Vice President of institutional equities at Mitchell Hutchins and later Paine Webber. Mr. Lacoff previously served as a Director of Fortune Natural Resources Corporation, a public company that was listed on the American Stock Exchange, and is currently on the board of directors of the Lion’s Foundation of Greenwich, a charitable organization dedicated to helping the blind and visually impaired. Since 2012, Mr. Lacoff has served as a Board of Director for Belpointe Multifamily Development Fund I, LP, where he helps in real estate investment decisions. Mr. Lacoff is an engineer by training, having graduated from Rensselaer Polytechnic Institute and has a Master’s of Business Administration in Finance from the Simon Business School at University of Rochester. Mr. Lacoff was selected to serve as a director because of his extensive investment and financial experience and detailed knowledge of our acquisition and operational opportunities and challenges.

Dean Drulias, Esq.

Dean Drulias has been a member of our Board since November 2019. Since 2002, Mr. Drulias has been practicing private law in Westlake Village, California. Mr. Drulias formerly served as Director, Corporate Secretary and General Counsel of Fortune Natural Resources Corporation, a public oil and gas exploration and production services company that was listed on the American Stock Exchange. Mr. Drulias was also a stockholder and a practicing attorney at the law firm of Burris, Drulias & Gartenberg, where

7

he specialized in the areas of energy, environmental and real property law. Mr. Drulias received his undergraduate degree from the University of California Berkley and has a Juris Doctor degree from Loyola Law School. Mr. Drulias is a member of the California and Texas State Bars. Mr. Drulias was selected as a director because of his senior executive officer and board service experience.

Shawn Orser

Shaw Orser has been a member of our Board since November 2019. Since 2009, Mr. Orser has been the President of Seaside Financial & Insurance Services, a San Diego, California based investment advisory firm. Mr. Orser began his career in finance supporting an index arbitrage desk at RBC Dominion Securities, then moved to Merrill Lynch where he worked on the trading desk for the Equity Linked Products Group. Thereafter, he then joined Titan Capital, a New York City based hedge fund where he traded equity derivatives, then worked as a proprietary trader for Remsemberg Capital trading equity and option strategies. Afterwards, he moved to the retail side of the investment management business with Northwestern Mutual, then later joined Seaside Financial & Insurance Services. Mr. Orser earned his Bachelor’s Degree in Finance from Syracuse University. Mr. Orser was selected as a director because of his extensive investment and finance experience.

Ronald Young, Jr.

Ronald Young, Jr. has been a member of our Board since November 2019. Since 2010, Mr. Young has been the President and Co-founder of Tri-State LED, a subsidiary of Revolution Lighting Technologies (NASDAQ: RVLT), which provides LED solutions to commercial, industrial and municipal organizations. Prior to 2010, Mr. Young was a managing director and co-founder of Belray Capital, a Greenwich, Connecticut based real estate and investment firm, which was later acquired by Belpointe. Mr. Young has also held several positions in the investment and financial industry with MAC Pension Inc., Strategies for Wealth Strategies (an agency of The Guardian Life Insurance Company of America), and AG Edwards & Sons Inc. (now Wells Fargo Advisors). Ron earned his undergraduate degree from the University of Connecticut. Mr. Young was selected as a director because of his extensive investment and real estate development experience.

Advisory Board

Our Board of Directors has created an Advisory Board to provide it and the Manager advice regarding, among other things, potential investments, general market conditions and debt and equity financing opportunities. The Advisory Board will initially consist of Patrick Brogan, Jeffrey Dunne, Fred Stoleru and Mark Weissman. The members of the Advisory Board will not participate in meetings of our Board of Directors unless specifically invited to attend. The Advisory Board will meet at such times as requested by our Board of Directors or our Manager. The members of the Advisory Board can be appointed and removed and the number of members of the Advisory Board may be increased or decreased by the Manager at any time and for any reason. The appointment and removal of members of the Advisory Board do not require approval of the Company’s stockholders. Set forth below is biographical information with respect to the initial members of the Advisory Board.

Patrick Brogan

Patrick Brogan has been a member of our Advisory Board since November 2019. Mr. Brogan is the President of BB Land Holdings, a private real estate investment company, and an Officer of the Black-Brogan Foundation, a family foundation focused on empowerment through education. Mr. Brogan’s has extensive background in data networking, as he was an early employee at Breakaway Solutions, Blade Logic, Egenera, and Fuze. Over the years Mr. Brogan’s role ranged from Engineering to Sales, to Investor, and ultimately Board of Directors. Mr. Brogan’s extensive business background made him into an expert investor and advisor to early-stage businesses. Mr. Brogan holds a Bachelor’s degree from Boston College.

Jeffrey Dunne

Jeffery Dunne has been a member of our Advisory Board since November 2019. Mr. Dunne is currently the vice chairman of institutional capital markets for CBRE Group Inc., the world’s largest commercial real estate services and investment firm. Mr. Dunne has over 33 years of experience in the real estate investment banking business as an advisor and transactional agent for retail, office, apartments, industrial and new development projects, with over $30 billion investment transactions. Jeff received a Master’s of Business Administration degree from New York University and a Bachelor’s degree from Pennsylvania State University.

Fred Stoleru

Fred Stoleru has been a member of our Advisory Board since November 2019. Mr. Stoleru is the President and Chief Executive Officer of Atlas Resources LLC and Vice President of the general partner of Atlas Growth Partners, L.P, which owns and operates natural gas drilling partnerships. In addition to experience at Atlas, Mr. Stoleru has a considerable professional experience that includes serving as: Vice President of Business Development at Resource Financial Institutions Group, Inc.; Principal of NPV/Direct Invest; Associate at the Capital Transactions Group of the Shorenstein Company; Investment Banking Associate with JP Morgan Investment Management. Mr. Stoleru received a Master’s of Business Administration degree from Georgetown University and a Bachelor of Science degree in business from the University of Delaware. Mr. Stoleru holds FINRA Series 7 and 63 licenses.

Mark Weissman

Mark Weissman has been a member of our Advisory Board since November 2019. Mr. Weissman is a Director of Tidhar Group Ltd., an Israeli based real estate construction and development company that initiates, builds and markets residential,

8

commercial and industrial projects in Israel and around the world. Prior to Tidhar Group, Mr. Weissman was also the founder and Managing Partner of Caspian Capital Partners and a Partner of Mariner Investment Group, where he managed Corporate Bond Trading. Mr. Weissman began his career in Wall Street as one of the early traders in the foreign exchange derivatives market, where he served as the Managing Director for Bear, Stearns & Co., Inc., then later with Cantor Fitzgerald & Co. Mr. Weissman holds a Master’s of Business Administration degree at New York University Business School and is a cum laude graduate of New York University.

Director Independence

We determine director independence in accordance with the OTCQX rules which provide that an “independent director” is a person other than an executive officer or employee of the Company or any other person having a relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The OTCQX rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the Company;
•	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any fiscal year within the three years preceding the determination of independence (subject to certain exemptions, including, among other things, compensation for board or board committee service); or
•	the director is a family member of a person who is, or at any time during the past three years was, an executive officer of the Company.

Under the foregoing definition, each of Messrs. Drulias, Orser and Young are independent directors.

Family Relationships

Brandon Lacoff, our Chairman of the Board, Chief Executive Officer and President, is the son of Martin Lacoff, our Vice Chairman of the Board, Chief Strategic Officer and Principal Financial Officer. There are no other family relationships among our executive officers or directors.

Involvement in Certain Legal Proceedings

None of our current executive officers or directors has, during the past five years:

•	has had any bankruptcy petition filed by or against the business or property of such person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time; or
•	has been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).

Compensation of Members of our Board and Advisory Board

Our Board has the authority to fix the compensation of all members of our Board and Advisory Board and may pay compensation to directors for services rendered to us in any other capacity. A member of our Board who is also an employee of our Manager or our Sponsor is referred to as an employee director. Employee directors will not receive compensation for serving on our Board. Our Board has approved a compensation program for our non-employee directors, which will consist of annual retainer fees and equity awards.

Under the program, each non-employee director will be entitled to receive an annual retainer of $20,000. Each non-employee director will have the option to elect to receive up to $10,000 of the annual retainer in cash, with the remainder consisting of stock. Annual retainers will be paid quarterly in arrears.

Each member of our Advisory Board will receive an annual retainer of $10,000. Each member of the Advisory Board will have the option to elect to receive up to the entire $10,000 retainer in cash, with the remainder, if any, consisting of stock. Annual retainers will be paid quarterly in arrears.

We will also reimburse each of our directors and members of the Advisory Board for their travel expenses incurred in connection with their attendance at meetings, if any. We have not made any payments to any of our directors or the members of our Advisory Board to date.

Compensation of our Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our Manager also serves as an executive officer of the Company. Each of these individuals receives compensation for his services, including services performed for us on behalf of our Manager, from the Manager. As executive officers of our Manager, these individuals will serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to

9

ensure that they are consistent with our investment objectives. Although we will indirectly bear the costs of the compensation paid to these individuals, through fees we pay to our Manager, we do not intend to pay any compensation directly to these individuals.

Compensation of our Manager

For information regarding the compensation of our Manager, see the heading “Management Compensation” in our offering circular dated March 20, 2020, as the same may be amended or supplemented from time to time, a copy of which may be accessed here.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth, as of April 24, 2020, information regarding the number and percentage of shares of common stock owned by each of our directors, each of our executive officers, all of our directors and executive officers as a group, and any person known to us to be the beneficial owner of more than 10% of our outstanding shares of common stock. As of as of April 24, 2020, we had 449,795 shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC. A person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. To our knowledge, except as otherwise set forth in the notes to the following table, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, subject to applicable community property laws. Unless otherwise specified, the address for each of the persons named below is c/o Belpointe REIT, Inc., 125 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Directors and Officers
Brandon E. Lacoff (1)	100	*	%
Martin Lacoff (2)	11	*	%
All directors and officers as a group	111	*	%

10% Stockholders
—	—	—%

*	Represents less than 1% of our outstanding common stock.
(1)	Belpointe, LLC, our Sponsor, owns 100 shares common stock, and Brandon E. Lacoff, the manager of our Sponsor, may be deemed to share voting and dispositive power with respect to the shares of common stock held by our Sponsor.
(2)	The shares of common stock are owned by M&C III Partners. Mr. Lacoff shares investment and voting power with respect to the shares of common stock with his spouse.

Item 5. Interest of Management and Others in Certain Transactions

See “Note 3 – Related Party Arrangements” in our consolidated financial statements included elsewhere in this Annual Report for additional details regarding certain transactions between the Company and our Manager and its affiliates, including our Sponsor.

Item 6. Other Information

None

10

Item 7. Financial Statements

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and the Board of Directors of Belpointe REIT, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Belpointe REIT, Inc. (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2019 and the period from June 19, 2018 (Formation) through December 31, 2018, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and the period from June 19, 2018 (formation) through December 31, 2018, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Citrin Cooperman & Company, LLP

New York, New York
April 29, 2020

We have served as the Company’s auditor since 2018.

F-2

Belpointe REIT, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2019	December 31, 2018
Assets
Real estate
Land	$1,580	$—
Building and improvements	10,427	—
Real estate under construction	8,669	—
Total land, building and improvements	20,676	—
Accumulated depreciation	(58)	—
Real estate, net	20,618	—
Cash and cash equivalents	25,658	10
Stockholder funds receivable	3,650	—
Other assets	4,954	—
Total assets	$54,880	$10

Liabilities
Debt, net	$11,964	$—
Due to affiliates	2,398	—
Accounts payable, accrued expenses and other liabilities	654	—
Total liabilities	15,016	—

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 100,000,000 authorized; no issued and outstanding at December 31, 2019 and 2018	—	—
Common stock, $0.01 par value, 900,000,000 and 1,000 shares authorized, respectively; 406,306 and 100 shares issued and outstanding at December 31, 2019 and 2018, respectively	4	—
Additional paid-in capital	40,404	10
Accumulated deficit	(544)	—
Total stockholders’ equity	39,864	10
Total liabilities and stockholders’ equity	$54,880	$10

See accompanying notes to consolidated financial statements.

F-3

Belpointe REIT, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Year Ended December 31, 2019	For the Period June 19, 2018 (formation) to December 31, 2018
Revenue
Lease revenue	$59	$—
Other real estate revenue	11	—
Total revenue	70	—

Expenses
Property expenses	179	—
General and administrative	277	—
Abandoned pursuit expense	68	—
Depreciation expense	58	—
Total expenses	582	—

Other expense
Interest expense	(32)	—
Total other expense	(32)	—

Net loss attributable to Belpointe REIT, Inc.	$(544)	$—
Loss per share of common stock (basic and diluted)
Net loss per share of common stock	$(8.20)	$—
Weighted-average shares of common stock outstanding	66,327	100

See accompanying notes to consolidated financial statements.

F-4

Belpointe REIT, Inc.
Consolidated Statement of Changes in Stockholders’ Equity
(in thousands, except share and per share data)

			Additional	Retained Earnings
	Common Stock		Paid-in	(Accumulated
	Shares	Amount	Capital	Deficit)	Total
Balance at June 19, 2018 (formation)	—	$—	$—	$—	$—
Activity for the year ended December 31, 2018
Issuance of common stock	100	—	10	—	10
Net income	—	—	—	—	—
Balance at December 31, 2018	100	—	10	—	10
Activity for the year ended December 31, 2019
Issuance of common stock	406,206	4	40,617	—	40,621
Offering costs	—	—	(223)	—	(223)
Net loss	—	—	—	(544)	(544)
Balance at December 31, 2019	406,306	$4	$40,404	$(544)	$39,864

See accompanying notes to consolidated financial statements

F-5

Belpointe REIT, Inc.
Consolidated Statement of Cash Flows
(in thousands, except share and per share data)

	Year Ended December 31, 2019	For the Period June 19, 2018 (formation) to December 31, 2018
Cash flows from operating activities
Net loss	$(544)	$—
Adjustments to net loss		—
Depreciation and amortization of deferred financing cost	62	—
Abandoned pursuit costs	15	—
Amortization of above-market ground lease intangible	(7)	—
Increase in due to affiliates	220	—
Net change in other operating assets	(169)	—
Net change in other operating liabilities	34	—
Net cash used in operating activities	(389)	—

Cash flows from investing activities
Acquisitions of real estate	(20,650)	—
Development of real estate	(1,254)	—
Net cash used in investing activities	(21,904)	—

Cash flows from financing activities
Proceeds from shares issued	36,970	10
Proceeds from debt financing	12,000	—
Payment of offering costs	(161)	—
Payment of financing costs	(40)	—
Net cash provided by financing activities	48,769	10

Change in cash and cash equivalents and restricted cash during the year
Net increase in cash and cash equivalents and restricted cash	26,476	10
Cash and cash equivalents and restricted cash, beginning of year	10	—
Cash and cash equivalents and restricted cash, end of year	$26,486	$10

Cash paid during the year for interest, net of amount capitalized	$16	$—

Reconciliation of cash, cash equivalents and restricted cash at end of year
Cash and cash equivalents	$25,658	$10
Restricted cash	828	—
Total cash, cash equivalents, and restricted cash	$26,486	$10

Supplemental disclosure of non-cash investing and financing activities
Development costs (Note 4)	$(413)	$—
Due to affiliates (Note 3)	$(2,178)	$—
Unsettled shares of common stock (Note 7)	$3,650	$—
Offering costs (Note 2)	$(61)	$—

See accompanying notes to consolidated financial statements

F-6

Belpointe REIT, Inc.
Notes to Consolidated Financial Statements

Note 1 – Organization and Business Purpose

Belpointe REIT, Inc. (together with its subsidiaries, the “Company,” “we,” “us,” or “our”) was formed on June 19, 2018, as a Maryland corporation. The Company was organized to concentrate our early operations on the identification, acquisition, development or redevelopment and management of commercial real estate located within “qualified opportunity zones.” At least 90% of our assets will initially consist of qualified opportunity zone property, which will enable us to be classified as a “qualified opportunity fund” as defined in the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

All of our assets are held by, and all of our operations are conducted through, our wholly owned subsidiary Belpointe REIT OP, LP (the “Operating Partnership”), either directly or through its subsidiaries. We intend to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes on such date as determined by our board of directors (“Board”), taking into consideration factors such as the timing of our ability to generate cash flows, our ability to satisfy the various requirements applicable to REITs and our ability to maintain our status as a qualified opportunity fund.

The Company is externally managed by Belpointe REIT Manager, LLC (the “Manager”), an affiliate of our sponsor, Belpointe, LLC (the “Sponsor”). Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

On February 11, 2019, we qualified with the Securities and Exchange Commission (“SEC”) an offering of up to $50,000,000 in shares of our common stock, for an initial price of $100 per share, an amount that was arbitrarily determined by our Manager. From the period of May 16, 2019, the date aggregate subscription proceeds exceeded the minimum offering amount of $2,000,000, through December 31, 2019 we accepted gross offering proceeds of approximately $40,631,000.

On March 21, 2019, the Company filed Articles of Amendment and Restatement to its Articles of Incorporation (as amended and restated, the “Charter”) with the Secretary of State of the State of Maryland to, among other things: (i) increase its authorized common stock, par value $0.01 per share, from 1,000 shares to 900,000,000 shares, and (ii) authorize the issuance of 100,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2019 and 2018 the Company had 406,306 and 1,000 shares of common stock issued and outstanding, respectively, for an aggregate purchase price, exclusive of offering costs, of approximately $40,631,000 and $10,000, respectively.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting and conform to accounting principles generally accepted in the United States of America (“GAAP”) and Article 8 of Regulation S-X of the rules and regulations of the SEC. We had no operating activity prior to February 11, 2019 and acquired our first investment on November 8, 2019.

Basis of Consolidation

The accompanying consolidated financial statements reflect all of our accounts, including those of our controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated.

We have evaluated our economic interest in entities to determine if they are deemed to be Variable Interest Entities (a “VIE”) and whether the entities should be consolidated. An entity is a VIE if it has any one of the following characteristics: (i) the entity does not have enough equity at risk to finance its activities without additional subordinated financial support; (ii) the at risk equity holders, as a group, lack the characteristics of a controlling financial interest; or (iii) the entity is structured with non-substantive voting rights. The distinction between a VIE and other entities is based on the nature and amount of the equity investment and the rights and obligations of the equity investors. Fixed price purchase and renewal options within a lease, as well as certain decision-making rights within a loan or joint-venture agreement, can cause us to consider an entity a VIE. Limited partnerships and other similar entities that operate as a partnership will be considered VIEs unless the limited partners hold substantive kick-out rights or participation rights. Significant judgment is required to determine whether a VIE should be consolidated. We review all agreements and contractual arrangements to determine whether (a) we or another party have any variable interests in an entity, (b) the entity is considered a VIE and (c) which variable interest holder, if any, is the primary beneficiary of the VIE. Determination of the primary beneficiary is based on whether the entity (1) has the power to direct the activities that most significantly impact the economic performance of the VIE and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.

As of December 31, 2019, we considered one entity to be a VIE, which we consolidated as we are considered the primary beneficiary. As of December 31, 2018, we did not have any VIEs. The following table presents the financial data in the consolidated balance sheet as of December 31, 2019 (amounts in thousands):

F-7

Year Ended December 31, 2019
Land	$1,580
Building and improvements	10,427
Real estate under construction	8,669
Accumulated depreciation	(58)
Cash and cash equivalents	24,552
Other assets	4,921
Total assets	$50,091

Debt, net	$11,964
Due to affiliates	2,178
Accounts payable, accrued expenses and other liabilities	534
Total liabilities	$14,676

Each reporting period we will reassess whether there are any reconsideration events that are required to be taken into consideration to determine if an entity is a VIE and whether it should be consolidated.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jump Start Our Business Startups Act of 2012. As an emerging growth company, we are permitted to use an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to use this extended transition period until the earlier of the date on which we (i) are no longer an emerging growth company, or (ii) affirmatively and irrevocably opt out of the extended transition period. By electing to extend the transition period for complying with new or revised accounting standards, these financial statements may not be comparable to the financial statements of companies that comply with public company effective dates.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could materially differ from those estimates.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real estate properties, we determine whether a transaction is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the assets acquired are not a business, we account for the transaction as an asset acquisition. We capitalize acquisition-related costs and fees associated with our asset acquisitions and expense acquisition-related costs and fees associated with business combinations.

It is our policy to allocate the purchase price of properties to acquired tangible assets, consisting of land, building, fixtures and improvements, and identified intangible lease assets and liabilities, consisting of the value of above-market and below-market leases, as applicable, other value of in-place leases, certain development rights and value of tenant relationships, based in each case on their fair values. The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, which value is then allocated to land, buildings and improvements based on management’s determination of the fair values of these assets. We measure the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates, and (ii) the property valued as if vacant. Other factors considered include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.

We consider information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. We estimate costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction. In connection with the purchase of real property for development use, development rights are often transferred from one party to another to provide additional density. This transfer of rights allows an entity to permit, construct and develop additional dwelling units. Accordingly, we allocate a portion of the purchase price to these development right intangible assets based on the value ascertained to the land of which we do not hold title to but are provided density transfer rights over. These rights are amortized to amortization expense over the useful life based on the respective contract. If the rights are transferred in perpetuity and there are no legal, regulatory, contractual, competitive, economic or other factors that limit its useful life, we consider the intangible asset indefinite-lived and therefore do not amortize.

The total amount of other intangible assets acquired are further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. We consider the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors. We amortize the value of in-place leases to depreciation and amortization expense over the initial term of the respective leases. The value of customer relationship intangibles will be amortized to expense over the initial term in the respective leases, but in no event will the amortization periods for the intangible assets exceed the

F-8

remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense in that period.

The values of acquired above-market and below-market leases are determined based on the Company’s experience and the relevant facts and circumstances that existed at the time of the acquisitions and are recorded based on the present values (using discount rates which reflect the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties, and (ii) our estimate of fair market lease rates for the property or equivalent property. Such valuations include consideration of the non-cancellable terms of the respective leases (as well as any applicable below market renewal options). The values of above and below-market leases associated with the original non-cancelable lease term are amortized to rental income over the terms of the respective non-cancelable lease periods. The portion of the values of the leases associated with below-market renewal options, that are likely to be exercised, are amortized to rental income over the respective renewal periods.

The determination of the fair value of the assets and liabilities acquired requires the use of significant assumptions with regard to current market rental rates, discount rates and other variables.

Real Estate

Real estate investments are carried at cost, less accumulated depreciation, and consist of land, building and improvements and construction in process (costs incurred during development). Expenditures which improve or extend the useful life of the properties are capitalized, while expenditures for maintenance and repairs, which do not extend lives of the assets, are charged to expense.

Deprecation is calculated using the straight-line method based on the estimated useful lives of the respective assets (not to exceed 40 years).

Project costs directly related to the construction and development of real estate projects (including but not limited to interest and related loan fees, property taxes, insurance and legal costs) are capitalized as a cost of the project. Indirect project costs that relate to several projects are capitalized and allocated to the projects to which they relate. Pertaining to assets under development, capitalization begins when both direct and indirect project costs have been made and it is probable that development of the future asset is probable. Capitalization of project costs will cease when the project is considered substantially completed and occupied, or ready for its intended use (but no later than one year from cessation of major construction activity). Upon substantial completion, depreciation of these assets will commence. If discrete portions of a project are substantially completed and occupied and other portions have not yet reached that stage, the substantially completed portions are accounted for separately. We allocate costs incurred between the portions under construction and the portions substantially completed and only capitalize those costs associated with the portion under construction.

Abandoned Pursuit Costs

Pre-development costs incurred in pursuit of new development opportunities which the Company deems to be probable are capitalized in other assets. If the development opportunity is not probable or the status of the project changes such that it is deemed no longer probable, construction costs incurred are expensed. As of December 31, 2019, pre-development costs capitalized were approximately $10,000. No such costs were incurred as of December 31, 2018. During the year ended December 31, 2019, the Company expensed approximately $68,000 of costs to abandoned pursuit costs in the consolidated statement of operations, relating to development pursuits that were no longer deemed probable. There were no costs expensed during the year ended December 31, 2018.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held in major financial institutions, cash on hand and liquid investments with original maturities of three months or less. Cash balances may at times exceed federally insurable limits per institution, however, the Company deposits its cash and cash equivalents with high credit-quality institutions to minimize credit risk exposure.

Restricted Cash

Restricted cash is presented within other assets on our consolidated balance sheets and primarily consists of security deposits and amounts required to be reserved pursuant to lender agreements. As of December 31, 2019, restricted cash was approximately $828,000. We had no restricted cash as of December 31, 2018.

Stockholder Funds Receivable

Stockholder funds receivable consists of shares that have been issued with subscriptions that have not yet settled. As of December 31, 2019, and 2018, there was approximately $3,650,000 and $0, respectively, in subscriptions that had not yet settled. All of these funds were settled as of the date of this report. Stockholder funds receivable are carried at cost which approximates fair value.

Other Assets and Liabilities

Other assets in the consolidated financial statements include our intangible assets, prepaid expenses, restricted cash balances, accounts receivable, utility deposits and transaction costs pertaining to our deal pursuits. We include prepaid rent, security deposits payable and intangible liabilities in accounts payable, accrued expenses and other liabilities in the consolidated financial statements.

F-9

Organization, Offering and Related Costs

Our Manager and its affiliates, including our Sponsor, have paid various costs and expenses on behalf of the Company, including all costs incurred in connection with our organization and the qualification and offering of our shares of common stock. Offering expenses include, without limitation, legal, accounting, printing, mailing and filing fees and expenses, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our escrow agent and transfer agent, fees to attend retail seminars and reimbursements for customary travel, lodging, meals and entertainment expenses associated therewith.

The Company expenses organization costs incurred. Offering costs, when incurred, will be charged to stockholders’ equity against the gross proceeds of our offering. The Company became liable to reimburse the Manager and its affiliates, including our Sponsor, once the first closing was held in connection with our offering, which occurred in June 2019. As of December 31, 2019, offering costs incurred as a component of stockholder’s equity, were approximately $223,000. The Company was not required to reimburse the Manager and its affiliates, including our Sponsor, as of December 31, 2018.

Revenue Recognition

Revenue is recognized in accordance with the transfer of goods and services to customers at an amount that reflects the consideration that the Company expects to be entitled to for those goods and services. The Company recognized approximately $11,000 of parking garage related revenues during the year ended December 31, 2019 pursuant to a perpetual easement agreement. The majority of the Company’s revenue is currently derived from fixed retail rental income, which is accounted for under Accounting Standards Codification (“ASC”) 840, Leases, whereby the Company recognizes rental income on a straight-line basis over the noncancelable term of the lease.

Income Taxes

The Company intends to qualify as a REIT for U.S. federal income tax purposes on such date as determined by our Board, taking into consideration factors such as the timing of our ability to generate cash flows, our ability to satisfy the various requirements applicable to REITs and our ability to maintain our status as a qualified opportunity fund. The Company expects to have little or no taxable income prior to qualifying as a REIT. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent it distributes qualifying dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders.

Loss per Share

Our outstanding stock is limited to common shares. Loss per share represents both basic and dilutive per-share amounts for all periods presented in the consolidated financial statements. Basic and diluted loss per share is calculated by dividing Net loss attributable to Belpointe REIT by the weighted-average number of common shares outstanding during the year.

Valuation of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between marketplace participants at the measurement date under current market conditions (i.e., the exit price).

We categorize our financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1 – Quoted market prices in active markets for identical assets or liabilities.

Level 2 – Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs).

Level 3 – Valuation generated from model-based techniques that use inputs that are significant and unobservable in the market. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow methodologies or similar

F-10

techniques, which incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update 2016-02, Leases, which is codified in ASC 842, Leases, and supersedes current lease guidance in ASC 840, Leases. The update amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. For private companies, ASC 842 will be effective for annual reporting periods beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

Note 3 – Related Party Arrangements

The Manager and its affiliates, including in certain cases our Sponsor, will receive fees or reimbursements in connection with our offering and the management of our investments.

The following tables present a summary of fees paid and expenses reimbursed to the Manager and its affiliates in accordance with the terms of the relevant agreements (amounts in thousands):

Year Ended December 31, 2019
Amounts Included in the Consolidated Statements of Operations
Costs incurred by the Manager and its affiliates (1)	$130
Asset management fees	73
$203
Other capitalized costs:
Development fee (1)	$3,173

(1)	Includes reimbursements for allocable share of salaries, benefits and overhead of personnel.

December 31, 2019
Amounts Due to Affiliates:
Development fees	$2,173
Asset Management fees	73
Organization and offering costs	17
Employee Cost Sharing and reimbursements (1)	130
Other transaction related reimbursements (2)	5
$2,398

(1)	Includes wage, overhead and other reimbursements to the Manager and its affiliates.
(2)	Includes acquisition-related transaction costs incurred.

Organization and Offering Expenses

The Manager and its affiliates, including our Sponsor, will be reimbursed for organization and offering expenses incurred in conjunction with our organization and Offering. See “Note 2 – Summary of Significant Accounting Policies – Organization, Offering and Related Costs.” During the year ended December 31, 2019, the Manager and its affiliates paid organization and offering costs on our behalf of approximate $70,000 and $102,000, respectively, of which we repaid approximately $155,000. Organization costs incurred during 2019 were approximately $75,000 and are included in general and administrative expenses in our consolidated statement of operations.

Other Operating Expenses

We will reimburse the Manager and its affiliates for actual expenses incurred on behalf of the Company in connection with the selection, acquisition or origination of an investment, whether or not the Company ultimately acquires or originates the investment. We will reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company. We will reimburse our Sponsor and Manager for expenses incurred for our allocable share of the salaries, benefits and overhead of personnel providing services to us pursuant to a shared services agreement between the Company, the Manager and the Sponsor.

Asset Management Fee

Subject to the oversight of our Board, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for the origination, selection, evaluation, structuring, acquisition, financing and development of our commercial real estate

F-11

properties, real estate-related assets, including debt and equity securities issued by other real estate companies within our investment objectives and policies.

The Manager is entitled a quarterly asset management fee of one-fourth of 0.75% to be paid in cash. Asset management fees were based on our Offering proceeds at the end of each quarter until 12 months following the commencement of the Offering, and thereafter are be based on our NAV at the end of each prior quarter. Asset management fees are included in property expenses in the consolidated statement of operations.

Property Management Oversight Fee

Our Manager, Sponsor or an affiliate of our Manager or Sponsor, will be paid an annual property management oversight fee, to be paid by the individual subsidiaries of our Operating Partnership, equal to 1% of the revenue generated by the applicable property.

Distributions Participation

Our Manager will be issued a management interest equal to 5% of our outstanding capital stock, subject to anti-dilution protection. As a result, at any time we make a distribution to our stockholders, other than distributions representing a return of capital, whether from continuing operations, net sale proceeds or otherwise, our Manager will be entitled to receive 5% of the aggregate amount of such distribution.

Development Fee

Affiliates of our Sponsor are entitled to receive (i) development fees on each project in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project, and (ii) reimbursements for its expenses, such as employee compensation and other overhead expenses incurred in connection with the project. In relation to our project in Sarasota Property (as defined below), a development fee of 4% of total project costs will be charged throughout the course of the project, of which one half (approximately $3,133,000) was due at the close of the acquisition, and of which amount due $1,000,000 was paid as of December 31, 2019. During the year-ended December 31, 2019, employee reimbursement expenditures to the development manager incurred were $40,000. Both the development fee and the employee reimbursement expenditure are included in real estate under construction in our consolidated balance sheet as of December 31, 2019, as they were directly related to the project. These costs were not paid and are included in due to affiliates in our consolidated balance sheet as of December 31, 2019.

Economic Dependency

Under various agreements, the Company has engaged the Manager and its affiliates, including in certain cases the Sponsor, to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s common shares available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon the Manager and its affiliates, including the Sponsor. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 4 – Real Estate, Net

Sarasota Property Acquisition

On November 8, 2019, we acquired a 5.3-acre site located in Sarasota, Florida (the “Sarasota Property”) for a total cost of approximately $20,701,000, inclusive of transaction costs and deferred financing fees of approximately $761,000 and $40,000, respectively. This acquisition was deemed to be an asset acquisition and all transaction costs were capitalized. The purchase price was allocated to land, building, real estate under construction, intangible assets and above-market ground lease liability of $1,580,000, $10,427,000, $4,806,000, $3,947,000 and $99,000, respectively. All related assets and liabilities, including identifiable intangibles, were recorded at their relative fair values based on the purchase price and acquisition costs incurred. The operating leases acquired are principally short-term in nature and expire in less than12-months. A portion of the purchase price was funded by a $12,000,000 secured loan at a fixed annual rate of 4.75% and term to maturity of 18 months.

Depreciation expense for the year ended December 31, 2019 was approximately $58,000.

Intangible assets recorded at acquisition, noted above, are included in other assets on the balance sheet and consist of land development rights of $3,424,000 (which have a perpetual legal and economic life) and a ground lease purchase option of $523,000 which we are intending to exercise before July 2022. The above-market ground lease liability recorded at acquisition, noted above, is included in accounts payable, accrued expenses and other liabilities on the consolidated balance sheet and will be amortized over the remaining lease term of approximately three years. During the year ended December 31, 2019 amortization of above-market ground lease intangibles was approximately $7,000 and is included in property expenses in the consolidated statement of operations.

Real Estate Under Construction

The following table provides the activity of our Real Estate Under Construction (amounts in thousands):

	December 31, 2019	December 31, 2018
Beginning balance	$—	$
Land held for development	4,806		—
Capitalized funds (1)	3,804		—
Capitalized interest	59		—
	$8,669		$—

(1)	Includes direct and indirect project costs totaling $147,000, as well as development fees and employee reimbursement expenditures incurred of $3,173,000 as of December 31, 2019.

F-12

Note 5 – Debt, Net

Debt, net consists of one non-recourse mortgage loan held with an unrelated third party and is collateralized by the assignment of real property with a carrying value of approximately $24,472,000 at December 31, 2019 related to our Sarasota Property. Our sole mortgage loan outstanding as of December 31, 2019 has a balance of $12,000,000 (excluding deferred financing cost net of amortization of approximately $36,000) bore a fixed annual interest rate of 4.75% and a term to maturity of 18 months. The loan is interest only, as no principal payments are required to be made until maturity.

Note 6 – Fair Value of Financial Instruments

As of December 31, 2019, the Company’s significant financial instruments consist of one non-recourse mortgage loan, which is considered Level 3 in the fair value hierarchy and the carrying value approximates fair value. We estimated that our other financial assets and liabilities had fair values that approximated their carrying values as of December 31, 2019. See Note 2 – Summary of Significant Accounting Policies – Valuation of Financial Instruments.

Note 7 – Loss Per Share and Equity

Basic and Diluted Loss Per Share

Our Charter authorizes the issuance of up to 900,000,000 shares of common stock at $0.01 par value per share and 100,000,000 shares of preferred stock at $0.01 par value per share.

During the year ended December 31, 2019, the basic and diluted weighted-average common shares outstanding was 66,327. Net loss attributable to common stockholders was $544,000 and the loss per basic and diluted share was ($8.20).

Proceeds from certain of the shares that we sold are held by our market-makers and are considered unsettled until such time as all contingencies have been removed. At December 31, 2019, 36,502 common shares were held by our market-makers and $3,650,000 was recorded as a Stockholder funds receivable on our consolidated balance sheet relating to such shares.

Note 8 – Stockholder Redemption Plan

The Company has adopted a stockholder redemption plan whereby, on a quarterly basis, subject to certain restrictions and limitations, stockholders have their shares of common stock redeemed. Redemptions may be made upon written request to the Company at least 15 business days prior to the end of the applicable quarter. The Company intends to provide notice of redemption by the last business day of each quarter, with an effective redemption date as of the last day of each quarter (the “Redemption Date”). Share repurchases under the stock redemption plan will be affected at a repurchase price equal to the Company’s NAV per share for the quarter in which the Redemption Date occurs.

In addition, the Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time without notice, including to protect the Company’s operations and its non-redeemed stockholders, to prevent an undue burden on the Company’s liquidity, to preserve the Company’s status as a REIT, following any material decrease in the Company’s NAV, or for any other reason. The Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve the Company’s status as a REIT (for example, if a redemption request would cause a non-redeeming stockholder to violate the ownership limits in the Company’s Charter or if a redemption constitutes a “dividend equivalent” redemption that could give rise to a preferential dividend issue, to the extent applicable). Therefore, a stockholder may not have the opportunity to make a redemption request prior to any potential termination of the Company’s redemption plan.

Note 9 – Commitments and Contingencies

As of the date of filing this Annual Report on Form 1-K, the Company is not subject to any material litigation nor is the Company aware of any material litigation threatened against it.

Note 10 – Subsequent Events

Offering

From the period of January 1, 2020 through April 24, 2020 we accepted gross offering proceeds of $4,348,900.

New Investments

On March 20, 2020, the Company originated a $2,480,964 preferred equity investment in a property owned by a consortium of investors located in the University of Connecticut’s main campus in Mansfield, Connecticut. The Company anticipates partnering with a codeveloper to develop the property into approximately 260 student housing units commencing in 2021.

Our NAV per Share

F-13

On March 31, 2020, our Board approved our Manager’s determination of our net asset value (“NAV”) at $100.00 per share of common stock. Our Manager determined our NAV based on the estimated value of each of our commercial real estate assets and investments and our cash and cash equivalents available for investment and operations.

Coronavirus Outbreak

The outbreak of COVID-19, first identified in Wuhan, China in December 2019, has spread globally. Government efforts to contain the spread of the virus through lockdowns of cities, business closures, restrictions on travel and emergency quarantines, among others, and responses by businesses and individuals to reduce the risk of exposure to infection, including reduced travel, cancellation of meetings and events, and implementation of work-at-home policies, among others, have caused significant disruptions to the global economy and normal business operations across a growing list of sectors and countries. The foregoing events are likely to adversely affect business confidence, and have been, and may continue to be, accompanied by significant volatility in financial and commodity markets. The spread of COVID-19 also may have broader macro-economic implications, including reduced levels of economic growth and possibly a global recession, the effects of which could be felt well beyond the time the spread of infection is contained. Our financial condition may also be adversely affected by economic downturn, related to COVID-19 or otherwise. The rapid development and fluidity of the COVID-19 situation precludes any forecast as to its ultimate impact. Nevertheless, COVID-19 presents material uncertainty and risk with respect to the Company’s performance and financial results, such as the potential to negatively impact financing arrangements, increase costs of operations, change laws or regulations, and add uncertainty regarding government and regulatory policy. The Company is unable to estimate the impact that COVID-19 will have on its financial results at this time.

F-14

Item 8. Exhibits

Exhibit No.	Description
2.1*	Form of Articles of Amendment and Restatement (incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A/A (File No. 024-10923) filed with the SEC on December 6, 2018).
2.2*	Form of Amended and Restated Bylaws (incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A/A (File No. 024-10923) filed with the SEC on December 6, 2018).
4.1*	Form of Subscription Package (incorporated by reference to Appendix B to the Company’s Offering Statement on Form 1-A (File No. 024-10923) filed with the SEC on December 6, 2018).
6.1*	Form of Agreement of Limited Partnership of Belpointe REIT OP, LP (incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A/A (File No. 024-10923) filed with the SEC on December 6, 2018).
6.2**	Management Agreement by and among Belpointe REIT, Inc., Belpointe REIT OP, LP and Belpointe REIT, Manager, LLC.
6.3**	Employee and Cost Sharing Agreement by and between Belpointe, LLC and Belpointe REIT Manager, LLC.
6.4**	Purchase Agreement, dated June 25, 2019, by and between BBC Plaza, LLC, Biter Building, LLC and Belpointe Investments, LLC.
6.5**	Amendment to Purchase Agreement, dated August 26, 2019, by and between BBC Plaza, LLC, Biter Building, LLC and Belpointe Investments, LLC.
6.6**	Second Amendment to Purchase Agreement, dated August 28, 2019, by and between BBC Plaza, LLC, Biter Building, LLC and Belpointe Investments, LLC.
6.7**	Third Amendment to Purchase Agreement, September 4, 2019, by and between BBC Plaza, LLC, Biter Building, LLC, Belpointe Investments, LLC and BP OZ 1991 Main, LLC.
11.1**	Consent of Citrin Cooperman & Company, LLP
*	Filed previously.
**	Filed herewith.

11

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich Connecticut on April 29, 2020.

Belpointe REIT, Inc.

By:	/s/ Brandon E. Lacoff
Brandon E. Lacoff
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brandon E. Lacoff	Chairman of the Board and Chief Executive Officer	April 29, 2020
Brandon E. Lacoff	(Principal Executive Officer)

/s/ Martin Lacoff	Vice Chairman of the Board, Chief Strategic Officer and Principal Financial Officer	April 29, 2020
Martin Lacoff	(Principal Financial Officer)